Exhibit 99.1

Catasys Reports Full Year 2014 Financial Results

Growth Driven by 81% Increase in Enrollment, 169% Increase in Revenue Year-Over-Year

LOS ANGELES, April 1, 2015 /PRNewswire/ -- Catasys, Inc. (OTCQB: CATS), provider of proprietary health management services to health insurers and employers, today reported full year 2014 financial results for the period ended December 31, 2014.

2014 Financial Highlights:

o	81% increase in enrollment for the twelve months ended December 31, 2014, compared with the full year 2013.

o	169% increase in recognized revenue to $2.0 million for the full year 2014, compared with $0.75 million for the full year 2013.

o	$1.6 million increase in deferred revenue to $2.4 million, or 216% increase, at December 31, 2014, compared with December 31, 2013.

o	A leading national health insurance provider expanded the availability of OnTrak to Florida during the fourth quarter of 2014.

o	Commenced enrollment for another customer in New Jersey during the fourth quarter of 2014.

o	Expanded operations to nine states to now include Florida, Kansas, Kentucky, Louisiana, Massachusetts, New Jersey, Oklahoma, West Virginia, and Wisconsin.

Rick Anderson, President and COO said, “We closed out a very eventful year in 2014, with the continued rollout and expansion of our OnTrak program which is now available in nine states and have driven our enrollment and revenue growth by 81% and 169%, respectively, over the prior year. Deferred revenue is an operating metric which is indicative of our growth and we are pleased to report that it increased by 216% compared to 2013.”

Mr. Anderson continued, “What makes our story exciting is that we spent this year laying the groundwork and foundation for our expected growth with new customers, while also expanding our business with existing customers. Our OnTrak program focuses on improving the health of members suffering from behavioral health conditions and co-existing medical conditions, thereby reducing costs by more than 50%. This has generated year-over-year growth for us and offers us an opportunity in a market that we estimate to be more than $2 billion. We also recently announced that we have added a new behavioral health condition into Kansas, to include members with anxiety. We anticipate that adding anxiety will increase the number of eligible members in Kansas' population by approximately 4x. On a national level, we anticipate that adding this indication will increase the market potential for our OnTrak program substantially.”

Overview

o	Customers – Catasys’ proprietary OnTrak program is currently available to health plans in Kansas, Louisiana, Florida, Massachusetts, Oklahoma, West Virginia, Kentucky, Wisconsin and New Jersey.

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Sales Pipeline and Growth – Given the success of Catasys’ current rollout strategy and strong growth, management expects continued organic growth through a rich sales pipeline of approximately 10 million covered lives with 4 million in advanced stages of discussion in 2015. This is a result of existing insurers that recognize the value of the Company’s program and the expansion of the OnTrak program into new territories and/or lines of business.

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Enrollment – Generally 0.45% of a commercial health plan’s covered lives will be eligible for the OnTrak program and the Company anticipates that on average approximately 20% of those that are eligible will enroll in the program each year after full enrollment is achieved, which is anticipated up to approximately 12 months from the commencement of enrollment.

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Revenues – Healthcare services revenues are generated either monthly, based on enrolled members at a rate of approximately $8,500 per year, or as a lower case rate when a member enrolls and a share of cost savings is realized. Revenue without performance guarantees is recognized ratably over 12 months. If contracts contain a minimum performance guarantee, that portion of the monthly fee subject to the guarantee is reserved as deferred revenue until the performance measurement period is completed. Savings shares are recognized when they are paid.

Full Year 2014 Results of Operations
For the full year ended December 31, 2014 total revenues increased 169% to $2.0 million compared with $0.75 million for the full year 2013. Total revenue increases were driven by increase in contracts in health plans covered and enrollment growth. The Company reported a loss from operations before income taxes of $27.1 million, or $(1.21) per basic share and per diluted share, for the full year ended December 31, 2014, compared with a loss from operations before income taxes of $2.9 million, or $(0.20) per basic share and per diluted share, for the prior year 2013, related to the revaluation of the Company’s warrant liabilities. The loss from operations during the full year 2014 was the result of the change in fair value of the warrants at December 31, 2014.

Total operating expenses for the year ended December 31, 2014 were $7.7 million compared with $6.1 million for the full year 2013, primarily due to higher cost of healthcare services and General and administrative expenses as our enrollments expand.

About Catasys, Inc.
Catasys, Inc. provides specialized healthcare management services to health plans and employers through its OnTrak program. Catasys' OnTrak program – contracted with a growing number of health insurers – is designed to improve member health and at the same time lower costs to the insurer for underserved populations where behavioral health conditions are exacerbating co-existing medical conditions. The program utilizes member engagement and patient centric treatment that integrates evidence based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization driving a more than 50% reduction in total health insurers’ costs for enrolled members. Catasys currently operates its OnTrak program in Florida, Kansas, Kentucky, Louisiana, Massachusetts, New Jersey, Oklahoma, West Virginia and Wisconsin. For further information, please visit www.catasys.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintain existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

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